Exhibit 99.1

BioDelivery Sciences Initiates Bioral® Amphotericin B

Clinical Program

Phase I trial represents the first clinical study in humans utilizing the Company’s

Bioral® drug delivery technology

RALEIGH, N.C., July 28, 2008 – BioDelivery Sciences International, Inc. (Nasdaq: BDSI) has initiated its first Phase I clinical study assessing the safety, tolerability and pharmacokinetics of Bioral® Amphotericin B. This study represents a significant step forward in the evaluation of BDSI’s second drug delivery platform, known as Bioral®.

The Bioral® drug delivery system appears to protect certain drugs from degradation in the gastrointestinal tract and facilitates their oral absorption through a novel process of encapsulation. In the Phase I trial, the Bioral® technology will be evaluated as a potential means of orally delivering the antifungal agent Amphotericin B, an important and well established treatment for serious fungal infections, which is currently administered only by intravenous (IV) injection.

“Development of an orally available formulation of Amphotericin B has been a long-term goal of our research laboratory,” stated Dr. Raphael Mannino, Executive Vice President and Chief Scientific Officer at BDSI. “The ability to orally administer Amphotericin B using the Bioral® technology could have a major impact on treatment approaches for systemic fungal infections which often require hospitalization and IV therapy. We have conducted several studies in animals showing the efficacy and safety of the technology and have collaborated with other companies in an attempt to provide better stability and oral delivery of their products. This includes programs involving siRNAs, where the greatest challenge is drug delivery. We are also enthusiastic about our collaboration with the National Institutes of Health (NIH), which has supported in part our preclinical program, and more recently our collaboration with the Walter Reed Army Institute of Research exploring the use of the Bioral® technology in difficult to treat infections.”

Dr. Mark Sirgo, President and CEO of BDSI stated, “We believe that the initiation of this first clinical study with our Bioral® delivery technology represents a major milestone for BDSI. We believe that the availability of an oral formulation of Amphotericin B could have very positive public health benefits. Our intention is to evaluate its use for the treatment and prophylaxis of various fungal infections including Candidiasis. This gives BDSI the opportunity to provide the first oral Amphotericin B formulation and enter the over $3 billion global market for systemic antifungal agents. We are hopeful that Bioral® Amphotericin B will be the first product of several in our pipeline using the Bioral® drug delivery technology.”

The company’s lead product, BEMA™ Fentanyl, is currently under review at the FDA with a PDUFA date of August 31, 2008. BEMA™ Fentanyl consists of a small, thin, soluble, polymer film, formulated with the opioid fentanyl for application to the buccal (inner lining of cheek) membranes and is being developed to treat breakthrough pain in opioid tolerant patients with cancer.

About the Bioral® Technology

Bioral® is a novel drug delivery system, based upon cochleate technology. Bioral® encapsulates and protects a drug without chemically bonding to it and facilitates oral dosing of drugs that typically need to be given by intravenous administration. Alternating layers of lipids protect or “encapsulate” a drug molecule by rolling up or spiraling around it. This proprietary structure provides protection from degradation and allows the drug within the structure to remain intact, even though its outer layers may be exposed to harsh conditions, such as the digestive enzymes in the stomach. Use of the Bioral® technology is being evaluated as a new means of overcoming the poor oral absorption of drugs, such as the antifungal drug Amphotericin B. Several pre-clinical studies have demonstrated the potential value of drugs delivered using the Bioral® technology. One such study was published in the July 15, 2008, issue of Transplantation, where the Bioral® technology was shown to be effective for the oral delivery of a potential drug for use in transplantation.1

[1]	Campo, et al. Efficacy of a Nanocochleate-Encapsulated 3,5-Diaryl-s-Triazole Derivative in a Murine Model of Graft-Versus-Host Disease. Transplantation, Vol 86, Number 1, July 15, 2008.

About BioDelivery Sciences International

BioDelivery Sciences International, Inc. is a specialty pharmaceutical company that is focused on developing innovative products to address growing market opportunities, including conditions such as pain. The company utilizes its owned and licensed patented drug delivery technologies to develop, partner and commercialize new products using proven therapeutics. BDSI’s pain franchise currently consists of two products in development utilizing the company’s patented BEMA™ oral adhesive film technology: BEMA™ Fentanyl, a potential treatment for “breakthrough” pain in opioid tolerant patients with cancer (NDA currently under review by FDA), and BEMA™ Buprenorphine, a second analgesic with at least one potential target indication for the treatment of moderate to severe pain. The company is working with its BEMA™ technology and its patented Bioral® cochleate technology on products targeted at conditions common to oncology and surgical patients such as pain and infections. The company headquarters is located in Raleigh, North Carolina, and its principal laboratory is located in Newark, New Jersey. For more information please visit www.bdsinternational.com.

Forward-Looking Statements

Note: Except for the historical information contained herein, this press release and the statements of representatives and partners of BioDelivery Sciences International, Inc. (the “Company”) related thereto contain or may contain, among other things, certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects”, “may”, “could”, “would”, “should”, “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results, including, without limitation: (i) actual sales results and royalty or milestone payments, if any, (ii) the application and availability of corporate funds and the Company’s need for future funds, or (iii) the timing for completion, and results of, scheduled or additional clinical trials and the FDA’s or other regulatory review and/or approval and commercial launch of the Company’s formulations and products and regulatory filings related to the same, may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control). Peak sales and market size estimates have been determined on the basis of market research and comparable product analysis, but no assurances can be given that such sales levels will be achieved, if at all.

Contacts:

FD Ashton Partners

Investors:	James Koppa
312-553-6709
james.koppa@fdashtonpartners.com

Media:	Stephanie Brown
312-553-6727
stephanie.brown@fdashtonpartners.com